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                     AMENDMENT NO. 3 TO PURCHASE AGREEMENT
                     -------------------------------------

          THIS AMENDMENT NO. 3 TO PURCHASE AGREEMENT (this "Amendment") is made as of June 2, 1998, by and among Esquire Communications Ltd., a Delaware corporation (the "Company"), Golder, Thoma, Cressey, Rauner Fund IV Limited Partnership, an Illinois limited partnership ("GTCR") and Antares Leveraged Capital Corp., a Delaware corporation ("Antares" and collectively with GTCR referred to herein collectively as the "Purchasers" or individually as a "Purchaser"). Each capitalized term used herein which is not defined herein shall have the meaning given to such term in the Purchase Agreement.

          WHEREAS, the Company and the Purchasers are parties to a Purchase Agreement dated as of October 23, 1996 (the "Purchase Agreement"), an Amendment No. 1 to Purchase Agreement, dated as of June 17, 1997, and an Amendment No. 2 to Purchase Agreement, dated as of January 9, 1998;

          WHEREAS, the Company's execution of this Amendment is a condition for the Purchasers' execution of Supplement No. 4 to Purchase Agreement, dated as of the date hereof, between the Company and the Purchasers ("Supplement No. 4"); and

          WHEREAS, the Company and the Purchasers desire to amend certain provisions of the Purchase Agreement as set forth herein.

          NOW, THEREFORE, the parties to this Amendment hereby, for good and valuable consideration, including, without limitation, in consideration for, and as a condition to, the Purchasers' execution of Supplement No. 4, agree as follows:

          Section 1.    Amendment.

          (a) The first sentence of Section 1A of the Purchase Agreement is hereby deleted in full and the following sentence inserted in lieu thereof:

     "The Company shall authorize the issuance and sale to the Purchasers of 22,500 shares of its Series A Convertible Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"), having the rights and preferences set forth in Exhibit A attached hereto. As of June 2, 1998 the Company shall have authorized the issuance and sale to the Purchasers of 7,500 shares of its Series B Convertible Preferred Stock, par value $.01 per share (the "Series B Preferred Stock" and, together with the Series A Preferred Stock, the "Preferred Stock") and made all filings required therefor, including filing a Certificate of Designation with respect to the Series B Preferred Stock, containing identical rights and preferences as the Series A Preferred Stock, but providing that the Series B Preferred Stock is junior to the Series A Preferred Stock and changing the initial conversion price in Section 6.2(a) thereof from $3.00 to $6.00."
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          (b) Section 1C(i) is hereby deleted in full and the following paragraph inserted in lieu thereof:

     "(i) (A) GTCR may, at its sole election, subject to clause (ii) below, purchase from time to time prior to December 17, 1998, upon written notice to the Company's board of directors (the "Board"), up to an additional 15,000 shares of the Series A Preferred Stock at a price of $1,000 per share (as adjusted from time to time as a result of stock dividends, stock splits, recapitalizations and similar events).

          (B) GTCR may, at its sole election, subject to clause (ii) below, purchase from time to time prior to December 2, 1999, upon written notice to the Company's Board, up to 7,500 shares of Series B Preferred Stock at a price of $1,000 per share (as adjusted from time as a result of stock dividends, stock slits, recapitalizations and similar events) (a purchase pursuant to clause (A) above or this clause (B), an "Additional Purchase")."

          Section 2. Board Authorization. On or prior to the date of this Amendment the Company's board of directors shall have authorized the execution, delivery and performance of this Amendment, the issuance of an additional 2,500 shares of the Series B Preferred Stock (including without limitation, filing an Amendment to the Certificate of Designation to provide for the designation of an additional 2,500 shares of the Series B Preferred Stock), and the reservation for issuance upon conversion of such shares of Series B Preferred Stock of an additional 416,667 shares of Common Stock plus any shares of Common Stock issuable upon conversion of accrued dividends.

          Section 3. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Amendment shall become effective upon the execution of a counterpart by each of the parties hereto.

          Section 4. Effect of Amendment. Except as expressly amended hereby, the Purchase Agreement, as amended hereby and otherwise as in effect immediately prior to this Amendment, continues in full force and effect in accordance with the original terms thereof.

          Section 5. Applicable Law. The corporate law of the State of Delaware shall govern all issues and questions concerning the relative rights and obligations of the Company and its stockholders. All other issues and questions concerning the construction, validity, interpretation and enforceability of this Amendment shall be governed by, and construed in accordance with, the laws of the State of Illinois, without giving effect to any choice of law or conflict of law provisions (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

          Section 6. Descriptive Headings. The descriptive headings of this Amendment are inserted for convenience only and do not constitute a part of this Amendment.

                                       2
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          Section 7.    Severability.  Whenever possible, each provision of this
Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Amendment.

                           *   *   *   *   *   *   *

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          IN WITNESS WHEREOF, the parties hereto have executed this Amendment
No. 3 to Purchase Agreement on the day and year first above written.


                              ESQUIRE COMMUNICATIONS LTD.

                              By: _______________________________

                              Its: ______________________________



                              GOLDER, THOMA, CRESSEY, RAUNER FUND
                              IV LIMITED PARTNERSHIP

                              By: GTCR IV, L.P.
                              Its: General Partner

                                 By: Golder, Thoma, Cressey, Rauner, Inc.
                                 Its: General Partner

                                    By: ________________________________

                                    Its: _______________________________



                              ANTARES LEVERAGED CAPITAL CORP.

                              By: _______________________________

                              Its: _______________________________